Exhibit 99.1

NewLake Capital Partners Declares Partial Third Quarter 2021 Common Stock Dividend

New Canaan, CT, September 16, 2021 /GLOBE NEWSWIRE/ — NewLake Capital Partners, Inc. (OCTQX: NLCP) (“The Company” or “NewLake”), a leading provider of real estate capital to state-licensed cannabis operators, today announced that it has declared a partial third quarter 2021 cash dividend of $0.12 per share of common stock for the period beginning on the August 13, 2021 closing of the Company’s initial public offering through the end of the third quarter, September 30, 2021. The dividend is payable on October 15, 2021 to stockholders of record at the close of business on September 30, 2021.

On August 18, 2021, the Company paid a special cash dividend of $0.12 per share of common stock for the period beginning on July 1, 2021 through the closing of the Company’s initial public offering on August 13, 2021 to stockholders of record at the close of business on August 11, 2021.

About NewLake Capital Partners, Inc.

NewLake Capital Partners, Inc. is an internally-managed real estate investment trust that provides real estate capital to state-licensed cannabis operators through sale-leaseback transactions and third-party purchases and funding for build-to-suit projects. NewLake owns a portfolio of 27 cultivation facilities and dispensaries utilized in the cannabis industry that are leased to single tenants on a triple-net basis.

Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements can be identified by words like “may,” “will,” “likely,” “should,” “expect,” “anticipate,” “future,” “plan,” “believe,” “intend,” “goal,” “project,” “continue” and similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs and expectations. Forward-looking statements, including statements regarding the timing of settlement and the use of proceeds of the initial public offering, are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, changes in the condition of the U.S. economy and, in particular, the U.S. real estate market.

Contact Information:
Anthony Coniglio

President and Chief Investment Officer

NewLake Capital Partners, Inc.
aconiglio@newlake.com

Investor Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

Valter@KCSA.com

PH: (212) 896-1254

Media Contact:
McKenna Miller

KCSA Strategic Communications
MMiller@kcsa.com

PH: (212) 896-1254